Exhibit 99.1

Vicor Corporation Reports Results for the Fourth Quarter Ended December 31, 2013

ANDOVER, MA -- (Marketwired - March 13, 2014) - Vicor Corporation (NASDAQ: VICR) (the "Company") today reported its financial results for the fourth quarter and year ended December 31, 2013.

Revenues for the fourth fiscal quarter ended December 31, 2013 increased to $55,258,000, compared to $50,424,000 for the corresponding period a year ago, and increased from $55,091,000 for the third quarter of 2013.

Gross margin increased to $23,431,000 for the fourth quarter of 2013, compared to $20,125,000 for the corresponding period a year ago, and increased from $22,980,000 for the third quarter of 2013. Gross margin, as a percentage of revenue, increased to 42.4% for the fourth quarter of 2013, compared to 39.9% for the fourth quarter of 2012, and increased on a sequential basis from 41.7% for the third quarter of 2013.

Net loss for the fourth quarter of 2013 was ($13,102,000), or ($0.34) per share, compared to a net loss of ($4,814,000), or ($0.12) per share, for the corresponding period a year ago and a net loss of ($932,000), or ($0.02) per share, for the third quarter of 2013. As noted in our press release of March 6, 2014, the Company increased the reserve for all remaining federal net deferred tax assets on our balance sheet as of December 31, 2013, by approximately $10,200,000, which has been recorded in our statement of operations as a corresponding increase in our fourth quarter tax provision. The impact of this non-cash increase in our quarterly tax provision was to reduce reported earnings (loss) per share for the fourth quarter by approximately $0.26.

Revenues for the year ended December 31, 2013, decreased by 8.9% to $199,160,000 from $218,507,000 for the corresponding period a year ago. Net loss for the year ended December 31, 2013 was ($23,640,000), or ($0.60) per share, compared to a net loss of ($4,077,000), or ($0.10) per share, for the corresponding period a year ago.

Total backlog at the end of the fourth quarter was $44,659,000, compared to $53,888,000 at the end of the third quarter, and $31,405,000 at the end of 2012.

Commenting on current performance, Patrizio Vinciarelli, Chief Executive Officer, stated, "Despite the reported loss per share, I believe Vicor's progress toward its strategic goals accelerated during the fourth quarter. We have achieved important milestones with new products that will enable us to take advantage of the broad range of opportunities available to our ChiP and SiP platforms. We are encouraged by customers' positive responses and acceptance of our new products which will strengthen our competitive position and add momentum to our strategic repositioning as a vendor of highly differentiated power management components and systems from the power source to the point-of-load."

Dr. Vinciarelli continued, "Our recent financial performance has been affected, not only by the non-cash adjustment we recorded to reduce the carried value of our deferred tax assets, but by the significant increase in legal fees associated with our defense against baseless patent infringement claims made by a competitor that has threatened our customers. For the fourth quarter, but for these legal fees, we would have recorded pre-tax results at roughly the breakeven level. As I have stated in reference to prior quarters' results, Vicor's financial performance near-term likely will reflect the continued uncertainty in markets served by the Brick Business Unit. However, Vicor is well positioned with differentiated products and solutions addressing high growth opportunities."

Depreciation and amortization for the fourth quarter of 2013 summed to approximately $2,453,000, and capital additions totaled $2,152,000. In 2013, depreciation and amortization was $10,008,000 and capital additions totaled $6,179,000, compared to $10,423,000 and $7,396,000, respectively, for 2012. Cash and cash equivalents decreased by $28,215,000 to approximately $56,339,000 at the end of 2013, from $84,554,000 at the end of 2012. Contributing to the decrease in cash and cash equivalents, in addition to the net operating loss and capital additions, was approximately $17,100,000 paid to purchase shares of Common Stock in connection with two tender offers completed in the first and second quarters of 2013.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, March 13, 2014, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 24295376. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through March 28, 2014. The replay dial-in number is 888-286-8010 and the Passcode is 88759524. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and the Company's capital resources. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, under Part I, Item I - "Business," under Part I, Item 1A - "Risk Factors," under Part I, Item 3 - "Legal Proceedings," and under Part II, Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                        QUARTER ENDED        YEAR ENDED
                                         (Unaudited)         (Unaudited)

                                     ------------------  ------------------
                                      DEC 31,   DEC 31,   DEC 31,   DEC 31,
                                       2013      2012      2013      2012
                                     --------  --------  --------  --------

Net revenues                         $ 55,258  $ 50,424  $199,160  $218,507
Cost of revenues                       31,827    30,299   117,681   126,856
                                     --------  --------  --------  --------
  Gross margin                         23,431    20,125    81,479    91,651

Operating expenses:
  Sales & administration               16,917    14,405    60,737    55,655
  Research & development               10,148     9,937    39,848    38,744
  Severance charges                         -         -     1,361         -
  Impairment of goodwill                    -     2,012         -     2,012
  Gain from litigation-related
   settlement                               -    (1,975)        -    (1,975)
                                     --------  --------  --------  --------
    Total operating expenses           27,065    24,379   101,946    94,436
                                     --------  --------  --------  --------

Loss from operations                   (3,634)   (4,254)  (20,467)   (2,785)

Other income (expense), net               (10)      (11)        2       194
                                     --------  --------  --------  --------

Loss before income taxes               (3,644)   (4,265)  (20,465)   (2,591)

Provision for income taxes              9,376       398     3,039     1,207
                                     --------  --------  --------  --------

Consolidated net loss                 (13,020)   (4,663)  (23,504)   (3,798)

Less: Net income attributable to
 noncontrolling interest                   82       151       136       279
                                     --------  --------  --------  --------

Net loss attributable to Vicor
 Corporation                         $(13,102) $ (4,814) $(23,640) $ (4,077)
                                     ========  ========  ========  ========

Net loss per share attributable to
 Vicor Corporation:
  Basic                              $  (0.34) $  (0.12) $  (0.60) $  (0.10)
  Diluted                            $  (0.34) $  (0.12) $  (0.60) $  (0.10)

Shares outstanding:
  Basic                                38,539    41,811    39,195    41,811
  Diluted                              38,539    41,811    39,195    41,811

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                     DEC 31,      DEC 31,
                                                       2013         2012
                                                   (Unaudited)  (Unaudited)
                                                   -----------  -----------
Assets

Current assets:
    Cash and cash equivalents                      $    56,339  $    84,554
    Short-term investments                                 463            -
    Accounts receivable, net                            27,683       27,165
    Inventories, net                                    29,696       29,955
    Deferred tax assets                                    131        1,776
    Other current assets                                 4,212        2,613
                                                   -----------  -----------
      Total current assets                             118,524      146,063

Long-term investments                                    5,188        6,736
Property and equipment, net                             40,092       44,092
Long-term deferred tax assets, net                           -        3,523
Other assets                                             1,836        2,167
                                                   -----------  -----------

                                                   $   165,640  $   202,581
                                                   ===========  ===========

Liabilities and Equity

Current liabilities:
    Accounts payable                               $     8,677  $     6,812
    Accrued compensation and benefits                    8,055        7,400
    Accrued severance charge                                49            -
    Accrued expenses                                     2,841        2,233
    Income taxes payable                                    15          336
    Deferred revenue                                     1,018          784
                                                   -----------  -----------
        Total current liabilities                       20,655       17,565

Long-term deferred revenue                                 974        1,549
Long-term income taxes payable                           1,339        1,494
Deferred income taxes                                      335            -

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                      169,984      168,006
    Retained earnings                                  108,645      132,285
    Accumulated other comprehensive loss                  (526)        (112)
    Treasury stock                                    (138,927)    (121,827)
                                                   -----------  -----------
      Total Vicor Corporation stockholders' equity     139,176      178,352
  Noncontrolling interest                                3,161        3,621
                                                   -----------  -----------
    Total equity                                       142,337      181,973
                                                   -----------  -----------

                                                   $   165,640  $   202,581
                                                   ===========  ===========

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439